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[PRICE COSTCO LETTERHEAD]

                                                          EXHIBIT 10(c)(8)

                                February 2, 1994



Mitchell G. Lynn
Senior Executive Vice President
4649 Morena Boulevard
San Diego, CA  92117

Dear Mitch,

In consideration of your continued employment with The Price Company ("Employer"), and your fulfillment of the obligations set forth in paragraph B below, Employer agrees as follows:

     A. From the date hereof and continuing until January 31, 1995, you elect to terminate your employment with Employer or your employment is terminated by Employer for reasons other than for "cause" (that is failure to perform, moral turpitude, wrong doing or other acts defined as legal cause for termination under the laws of California) Employer will pay you:

          (1)  A cash amount equal to one and one half times the sum of:

               (a) your salary (at the highest rate paid to you at any time between the Change of Control and the date of termination of employment); plus

               (b) an amount equal to the amount contributed to The Price Company Retirement Plan on your behalf during the Plan year ending prior to your termination; plus

          (2) In addition, the amount necessary to continue health benefits under Employer's Health Benefit Plan for you and your dependents for the maximum time allowed under COBRA, not to exceed 18 months.

          (3) At your option after April 22, 1994 in exchange for cancellation of your outstanding stock options, an amount equal to the net cash value of all your vested and unexercised stock options.

     B. In consideration for the payment set forth in paragraph A above, you will be required to sign a standard form document (see Exhibit A attached) agreeing, among other things, (1) to preserve the confidentiality of information obtained during the course of your employment, and (2) to release any and all claims you might have against Employer (except workers compensation claims) arising out of the Employer-employee relationship.

     C. This agreement is intended to be binding on Employer, its successors and assigns.

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     D.  In the event of any dispute regarding the matters set forth in this letter, the parties agree to resolve the dispute through binding arbitration in San Diego under the Commercial Rules of the American Arbitration Association and any judgment rendered by the Arbitrator may be enforced by a court of law.

     E. The prevailing party in any legal proceeding to enforce this agreement shall be entitled to be awarded its costs and expenses, including reasonable legal fees, in such action.

                                       Sincerely,

                                       THE PRICE COMPANY



                                       BY /s/ Robert E. Price
                                          -------------------------------------
                                          Robert E. Price, Chairman

Agreed this 2nd day of Feb, 1994
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EMPLOYEE



/s/ Mitchell G. Lynn
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MITCHELL G. LYNN